EXHIBIT 99.1

PAULA FINANCIAL REPORTS NET INCOME FOR FISCAL 2004

PASADENA, California, April 1, 2005 – PAULA Financial (NASDAQ:PFCO) today reported net income for the fiscal year 2004 of $0.14 per share compared to $0.22 per share in 2003.   Net income for the fourth quarter 2004 was $0.01 per share compared to $0.08 per share in the 2003 period.

Total revenue for the fiscal year 2004 was down 3.7% to $18.7 million compared to $19.4 million in 2003.  Total revenue for the fourth quarter of 2004 was down 18.9% to $4.3 million compared to $5.2 million in the 2003 period.  The decrease in revenue in both periods was primarily driven by declines in the commission structure at the California State Compensation Fund (“SCIF”).  In August 2003 SCIF announced that it was dropping its standard commission rate to 5.5%.  In late 2003, SCIF communicated that it was eliminating all but the profit share component of its contingent commission structure.

Total revenue from SCIF in fiscal 2004 was $3.9 million compared to $6.1 million in 2003, a decline of $2.2 million or 36.2%.  Approximately two-thirds of the decline was associated with SCIF’s reduction in the standard commission rate with the remaining decrease due to the elimination of the contingency arrangement associated with volume bonus and policy retention.  In fiscal 2004, the Company averaged a standard commission rate of 5.5% on SCIF business compared to 9.2% in 2003.

“In 2003, the agency continued to use SCIF as an important market to support meaningful sales growth, not withstanding its low commission structure,” commented Jeff Snider, Chairman and CEO. “The agency made a decision to build customer and premium inventories with a view to the longer term likelihood that commission rates would expand as the California marketplace normalized and new entrants began to compete for share.”

Because of growth in premium volume in the second half of 2003, the impact of SCIF’s commission reductions were not apparent in the Company’s year over year financial comparisons until the last half of 2004.

Snider continued, “While we were not able to entirely offset the loss of $2.2 million of SCIF revenues, we were able to offset two thirds of it with new sales in other lines and the placement of workers’ compensation business with non-SCIF sources.  It should be noted that this sales growth was produced organically, without the benefit of any new M&A activity.”

“On the subject of acquisitions, the Company did report a subsequent event in our Form 10-KSB.  In February 2005, the Company acquired Integrated Financial (“Integrated”).  Integrated’s specialization in employee benefit products extends a pattern of revenue diversification begun in 2002 when the Company acquired Underwood and continued with Roudebush & Avina in 2003.  None of these acquisitions compound the concentration of SCIF commissions as each was selected to further the Company’s revenue diversification strategy.  The Company’s ability to accumulate cash is meaningful, so our appetite for acquisitions is ongoing,” Snider continued.

“As we look to 2005, we are glad to have the SCIF structural adjustment behind us.  Expense improvements in 2005 should be measurable – we reported in the third quarter press release that we expect annualized expense reductions of $500,000, and we stand by the estimate.  We have no news to report reference Eliot Spitzer’s investigations of various agency practices which has not already been disclosed,” concluded Snider.

In connection with, and because it desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers to recognize the existence of certain forward-looking statements in this press release and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission.  Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments.  Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” or “judgment.” Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change.  Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to the Company and its businesses, such as the level of its insurance premiums and fee income, and acquisitions of companies or blocks of business.  These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company disclaims any obligation to update forward-looking information.

PAULA Financial, through its Pan American Underwriters agency subsidiary, is a specialty distributor of commercial insurance products serving the risk management needs of agribusiness employers in the West since 1946.

Contact:	Debbie Maddocks
Vice President - Finance
PAULA Financial
87 East Green Street, Suite 206
Pasadena, CA 91105
(626) 844-7500